Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-237726

May 8, 2020

Kingsoft Cloud Holdings Limited

Kingsoft Cloud Holdings Limited or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. The Registration Statement was declared effective by the SEC on May 7, 2020.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, UBS Securities LLC at 1-888-827-7275, Credit Suisse Securities (USA) LLC at +1-800-221-1037, and China International Capital Corporation Hong Kong Securities Limited at +852-2872-2000. You may also access the Company’s most recent prospectus dated May 6, which is included in Amendment No. 3 to the Company’s registration statement on Form F-1, as filed with the SEC on May  6, 2020, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1795589/000119312520134935/d805184df1a.htm

On May 7, 2020, the registered public offering of an aggregate of 30,000,000 American depositary shares (“ADSs”), each representing 15 ordinary shares of the Company, by the Company was priced at US$17 per ADS.

The Company will issue and sell 30,000,000 ADSs. The Company has granted to the underwriters a 30-day option to purchase up to 4,500,000 additional ADSs, and such optional ADSs, upon exercise, will be sold by the Company.

The total gross proceeds to the Company from the public offering will be approximately US$586.5 million, assuming the underwriters fully exercise their option to purchase additional shares.